Exhibit 10.30

[FORM OF] EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of [•], is made by and between Kosmos Energy, LLC, a Texas limited liability company (the “Company”), and [•] (“Executive”).

WHEREAS, immediately prior to the closing of the underwritten public offering of common shares of Kosmos Energy Ltd., the Company’s parent, pursuant to a registration statement on Form S-1 to be filed with the Securities and Exchange Commission (the time immediately prior to such closing, the “Effective Time”), the Company desires to employ Executive, and Executive desires to accept such employment, in each case, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

ARTICLE 1
EFFECTIVENESS; TERM OF AGREEMENT

Section 1.01.  Effectiveness; Term of Agreement.  Subject to Article 4, Executive shall be employed by the Company for the [•] period commencing at the Effective Time; provided that such initial period shall be automatically extended for successive one-year periods unless not later than six months prior to the expiration of such initial period or any one-year extension period thereafter the Company or Executive shall give written notice to the contrary (such initial period and all successive one-year extension periods thereafter, if any, the “Term”).

ARTICLE 2
POSITIONS AND DUTIES

Section 2.01.  Employment; Positions. During the Term, Executive shall serve as [•] of the Company and shall report to the [Board of Directors of the Company (the “Board”),] [Chief Executive Officer of the Company,] [and the Company shall cause Executive to be appointed to the Board as of the Effective Time and to be nominated for election to the Board at each applicable shareholder meeting thereafter].

Section 2.02.  Duties and Services.  Executive agrees to serve in the position(s) assigned pursuant to Section 2.01 and to perform diligently and to the best of his abilities the duties and services pertaining to such position(s), as well as such additional duties and services that Executive from time to time may be reasonably directed to perform by the Company.  Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s senior executives, as such policies may be amended from time to time.

Section 2.03.  Offices.  Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any Affiliate and as a member of any committees of the board of directors of any such entity, and in one or more executive positions of any Affiliate.  “Affiliate” means any entity that owns or controls, is owned or controlled by, or is under common control with, the Company.

Section 2.04.  Other Interests.  Executive agrees, during the Term, to devote substantially all of his business time, energy and best efforts to the business and affairs of the Company and its Affiliates.  Notwithstanding the foregoing, the parties acknowledge and agree that Executive may engage in and manage his passive personal investments and engage in charitable and civic activities; provided, that such activities shall be permitted so long as they do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties hereunder.

ARTICLE 3
COMPENSATION AND BENEFITS

Section 3.01.  Base Salary. The Company shall pay Executive an annual base salary (the “Base Salary”) at the initial annual rate of $[•], payable in regular installments in accordance with the Company’s usual payment practices.  The Base Salary is subject to increase, but not decrease, in the sole discretion of the [Board] [Board of Directors of the Company (the “Board”)].

Section 3.02.  Bonuses.  For each fiscal year during the Term, Executive shall be eligible to receive a bonus (the “Annual Bonus”) based on criteria determined in the discretion of the Board or a committee thereof.  The target amount of the Annual Bonus (the “Target Bonus”) for a fiscal year shall be not less than [•]% of the Base Salary, and the actual amount of the Annual Bonus, if any, shall be determined in the discretion of the Board or a committee thereof and shall be paid to Executive on the same date as annual bonuses for such year are paid to the Company’s other senior executives.

Section 3.03.  Other Benefits.  During the Term, Executive shall be permitted to participate in all benefit plans and programs of the Company, which are now, or may hereafter be, available to the Company’s other senior executives and shall be entitled to the following fringe benefits:  club dues, financial planning and executive health program.

Section 3.04.  Expenses.  The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred).

Section 3.05.  Vacation and Sick Leave.  During the Term, Executive shall be entitled to sick leave and paid vacation in accordance with the Company’s policies applicable to its senior executives.

ARTICLE 4
TERMINATION OF EMPLOYMENT

Section 4.01.  Termination of Employment.  Executive’s employment with the Company shall terminate upon Executive’s death or Disability and may be terminated at any time by the Company, with or without Cause, or by Executive, with or without Good Reason.  For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when he incurs a Separation from Service.

“Cause” means (i) the willful failure of Executive to substantially perform his duties as an employee of the Company (other than any such failure resulting from Executive’s physical or mental incapacity), (ii) Executive’s having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or Executive’s willful breach of this Agreement, in each case that results in demonstrable harm to the Company or any Affiliate, (iii) Executive’s having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any felony under the laws of the United States, any state or the District of Columbia, or a crime of similar import in a foreign jurisdiction, (iv) Executive’s breach of any of the covenants contained in Article 7, other than any such breach that causes no demonstrable or non-trivial damage to the Company, (v) Executive’s material breach of any Company policy, including without limitation any such policy that relates to expense management, human resources or the Foreign Corrupt Practices Act, (vi) Executive’s unlawful use or possession of illegal drugs on the Company’s premises or while performing his duties and responsibilities hereunder, or (vii) Executive’s commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any Affiliate; provided that, in each case (except for circumstances described in clauses (iii), (vi) or (vii) above), the Company shall provide Executive with written notice specifying the circumstances alleged to constitute Cause, and, if possible, Executive shall have 30 days following receipt of such notice to cure such circumstances.  For purposes of the definition of Cause, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company (other than Executive, if he is serving in such capacity) or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

“Disability” means, at any time that the Company or an Affiliate sponsors a long-term disability plan that covers Executive, “disability” as defined in such plan for the purpose of determining Executive’s eligibility for benefits; provided that if such plan contains multiple definitions of disability, then “Disability” shall refer to that definition of disability which, if Executive qualified for such benefits, would provide coverage for the longest period.  The determination of whether Executive has a Disability shall be made by the person or persons required to make final disability determinations under such plan.  At any time that the Company or an Affiliate does not sponsor such a plan, Disability shall mean Executive’s physical or mental incapacity that renders him unable for a period of 90 consecutive days or an aggregate of 120 days in any consecutive 12-month period to perform his duties hereunder.

“Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) a reduction in the Base Salary or the Target Bonus, other than any such reduction that applies generally to similarly situated executives of the Company, (ii) relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from Dallas, Texas, (iii) the expiration of the Term following the Company’s election not to extend the Term pursuant to Section 1.01 or (iv) a material reduction in Executive’s duties or responsibilities that occurs within two years following a Change in Control; provided that, in each case, (a) Executive shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 90 days following the first occurrence of such circumstances, (b) if possible, the Company shall have 30 days following receipt of such notice to cure such circumstances, and (c) if the Company has not cured such circumstances within such 30-day period, Executive shall terminate his employment not later than 60 days after the end of such 30-day period.

“Change in Control” has the meaning assigned to it in the Company’s Long Term Incentive Plan as in effect as of the Effective Time.

“Separation from Service” means, the (i) cessation of all services performed by Executive for the Company or (ii) permanent decrease in the level of services performed by Executive for the Company (whether as an employee or as an independent contractor) to no more than 20 percent of the average level of services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the

Company, if Executive has been providing services to the Company for less than 36 months).

Section 4.02.  Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive, as applicable:  (a) as an officer of the Company and each Affiliate; (b) from the Board; (c) from the board of directors or similar governing body of any Affiliate; and (d) from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative.

ARTICLE 5
SEVERANCE BENEFITS

Section 5.01.  Termination for Cause.  If Executive’s employment with the Company is terminated by the Company for Cause then, upon such termination, Executive shall be entitled to receive only the Accrued Obligations.  “Accrued Obligations” means any (a) unpaid Base Salary through the date of such termination, (b) expenses owed to Executive under the Company’s expense reimbursement policy, (c) accrued vacation pay owed to Executive pursuant to the Company’s vacation policy, (d) amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements maintained by the Company, and (e) such other or additional benefits as may be, or become, due to Executive under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and any Affiliate.

Section 5.02.  Resignation without Good Reason.  If Executive’s employment with the Company is terminated by Executive without Good Reason, Executive shall be entitled to receive (a) the Accrued Obligations and (b) any earned but unpaid Annual Bonus with respect to the fiscal year prior to the fiscal year in which such termination occurs, paid on the date on which annual bonuses for such year are paid to senior executives whose employment with the Company has not terminated.

Section 5.03.  Death or Disability.  If Executive’s employment with the Company terminates due to Executive’s death or Disability, Executive shall be entitled to receive (a) the Accrued Obligations, (b) any earned but unpaid Annual Bonus with respect to the fiscal year prior to the fiscal year in which such termination occurs, paid on the date on which annual bonuses for such year are paid to senior executives whose employment with the Company has not terminated, and (c) an amount equal to (i) the Annual Bonus that Executive would have been entitled to receive, based on actual performance through the end of the fiscal year in which such termination occurs and determined as if he had continued his employment with the Company through the end of such year, multiplied by (ii) a fraction, the numerator of which is the number of days Executive was employed hereunder during such year and the denominator of which is the number of days in such year, which amount shall be paid on the date on which annual bonuses for such year are paid to senior executives whose employment with the Company has not terminated.

Section 5.04.  Termination without Cause or for Good Reason.  If Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, Executive shall be entitled to receive (a) the Accrued Obligations, (b) any earned but unpaid Annual Bonus with respect to the fiscal year prior to the fiscal year in which such termination occurs, paid on the date on which annual bonuses for such year are paid to senior executives whose employment with the Company has not terminated, and (c) subject to Section 8.08:

(i)                                     a lump sum cash payment, paid on the 60th day after such termination, in an amount equal to the sum of the Base Salary and the Target Bonus then in effect; provided, however, [(a) if such termination occurs on or within two years following a Change in Control, the amount of such payment shall equal two times the sum of the Base Salary and the Target Bonus then in effect, and (b)] if Executive terminates his employment for Good Reason following a reduction in the Base Salary or the Target Bonus, the Base Salary or the Target Bonus, as applicable, for purposes of this Section 5.04(i) shall be the Base Salary or the Target Bonus, as applicable, in effect as of immediately prior to such reduction;

(ii)                                  an amount equal to (a) the Annual Bonus that Executive would have been entitled to receive, based on actual performance through the end of the fiscal year in which such termination occurs and determined as if he had continued his employment with the Company through the end of such year, multiplied by (b) a fraction, the numerator of which is the number of days Executive was employed hereunder during such year and the denominator of which is the number of days in such year, which amount shall be paid on the later of (A) the 60th day after such termination and (B) the date on which annual bonuses for such year are paid to senior executives whose employment with the Company has not terminated; provided, that if such Annual Bonus is intended to constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), then this Section 5.04(ii) shall apply only to the extent that the applicable performance criteria with respect to such Annual Bonus have been satisfied as certified by a committee of the Board as required under Section 162(m) of the Code; and

(iii)                               during the portion, if any, of the Continuation Period that Executive elects to continue coverage for him and his eligible dependents under the Company’s group health plans under the Consolidated Omnibus Budget

Reconciliation Act of 1985, as amended, the amount, if any, that the Company shall charge Executive to effect and continue such coverage shall not exceed the amount, if any, that it charges to active senior executives for similar coverage.  “Continuation Period” means the period beginning on the date of termination of Executive’s employment with the Company and ending on the date that is 18 months after the date of such termination; provided that if the parties reasonably determine that continuing such coverage after December 31 of the calendar year following the calendar year in which such termination occurs could result in adverse tax to Executive, such period shall end on such December 31 and the Company shall pay Executive on such December 31, for each full or partial month that the Continuation Period is less than 18 months, an amount equal to the difference, if any, between (A) the actual cost to Executive for such continuation coverage for the month following the last day of the Continuation Period and (B) the amount, if any, the Company charges active senior executives for similar coverage for such month.

ARTICLE 6

STATEMENTS CONCERNING NON-DISPARAGEMENT PARTIES AND EXECUTIVE

Section 6.01                                Statements Concerning the Non-Disparagement Parties.  Executive shall refrain, both during his employment with the Company and thereafter, from publishing any oral or written statements about the Non-Disparagement Parties that (i) are slanderous, libelous or defamatory, (ii) disclose private or confidential information about the Non-Disparagement Parties or any of their business affairs, (iii) constitute an intrusion into the seclusion or private lives of any current or former officers, employees, consultants, agents or representatives of the Non-Disparagement Parties, (iv) give rise to unreasonable publicity about the private lives of any current or former officers, employees, consultants, agents or representatives of the Non-Disparagement Parties, (v) place the Non-Disparagement Parties in a false light before the public, or (vi) constitute a misappropriation of the name or likeness of the Non-Disparagement Parties.  Notwithstanding the restrictions set forth in this Section 6.01, Executive may make any communication required by law; provided, however, that any such communication shall only be permitted to the minimum extent necessary to satisfy any legal obligation and, prior to any such communication, Executive shall provide the Company as much advance notice (except where such notice is prohibited by law) of any such communication as is practicable so that the Company may seek an appropriate protective order or other form of relief.  A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Non-Disparagement Parties under this provision are in addition to any and all rights and remedies otherwise afforded by law.  “Non-Disparagement Parties” means the Company, any Affiliate, any current or former officer, director, manager, shareholder or other equity owner, employee, consultant, advisor, agent or representative of the Company or any Affiliate, any current or former participant in projects with or involving the Company or any Affiliate (and their respective affiliates), any current or former vendor to the Company or any Affiliate and any federal, national, regional, state or local government located in the Restricted Area (as defined in Section 7.02(b)), those governments’ subdivisions and controlled entities, including their state-controlled oil companies and their respective agents, civil servants, advisors, employees and other representatives, whether elected or not.

Section 6.02                                Statements Concerning Executive.  The Company shall refrain, both during Executive’s employment with the Company and thereafter, from publishing any oral or written statements about Executive that (i) are slanderous, libelous or defamatory, (ii) disclose private or confidential information about Executive or any of Executive’s business affairs, (iii) constitute an intrusion into the seclusion or private life of Executive, (iv) give rise to unreasonable publicity about the private life of Executive, (v) place the Executive in a false light before the public, or (vi) constitute a misappropriation of the name or likeness of Executive.  Notwithstanding the restrictions set forth in this Section 6.02, the Company may make any communication required by law; provided, however, that any such communication shall only be permitted to the minimum extent necessary to satisfy any legal obligation and, prior to any such communication, the Company shall provide Executive as much advance notice (except where such notice is prohibited by law) of any such communication as is practicable so that Executive may seek an appropriate protective order or other form of relief.  A violation or threatened violation of this prohibition may be enjoined by the courts.  The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.  As used in this Section 6.02, “Executive” includes Executive and his affiliates.

ARTICLE 7
RESTRICTIVE COVENANTS

Section 7.01. Disclosure to Executive.  The Company shall disclose to Executive and place Executive in a position to have access to or develop confidential information and Inventions (as defined in Section 7.04) of the Company; and shall entrust Executive with business opportunities of the Company; and shall place Executive in a position to develop business good will on behalf of the Company.  As used in this Article 7, the “Company” includes the Company and the Affiliates.

Section 7.02  Non-Competition and Non-Solicitation.

(a)                                  Executive and the Company agree to the non-competition and non-solicitation provisions of this Section 7.02 in consideration for the confidential information provided by the Company to Executive pursuant to this Agreement, to protect the trade secrets and confidential information of the Company disclosed or entrusted to Executive by the Company or created or developed by Executive for the Company, to protect the business goodwill of the Company developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company and as an additional incentive for the Company to enter into this Agreement.

(b)                                 Subject to the exceptions set forth in Section 7.02(c), Executive expressly covenants and agrees that during the period Executive is employed by the Company hereunder and for one year following the end of Executive’s employment with the Company (the “Prohibited Period”) (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area, as Executive expressly agrees that each of the foregoing activities would represent carrying on or engaging in a Competitive Business, as prohibited by this Section 7.02(b).  “Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area; “Restricted Area” means the acreage outside of the United States in which (x) the Company conducts operations or owns assets or (y) prior to termination of Executive’s employment, the Board has authorized the Company to conduct operations or own assets, and any acreage that directly abuts such acreage; and “Business” means the exploration for, and the development and production of, oil and natural gas and the acquisition of leases, real property and other contracts and similar interests in connection therewith, as such business may be expanded or altered by the Company during the period of Executive’s employment by the Company; provided, that any business or endeavor shall cease to be the “Business” if the Company is not or ceases to be engaged in such business or endeavor.

(c)                                  Notwithstanding the restrictions contained in Section 7.02(b): (i) Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.02(b); provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation (except to the extent permitted in clause (ii) of this sentence); and (ii) Executive may serve in a senior executive or director capacity for a corporation or other entity which (directly or through its subsidiaries) is engaged in a Competing Business, without violating the provisions of Section 7.02(b); provided that (A) the revenues attributable to such Competing Business for the four fiscal quarters of such corporation ending on or before the date of the commencement of Executive’s service in such capacity comprise less than 10% of the consolidated total revenue of such corporation for such four fiscal quarters and (B) none of Executive’s significant activities in such capacity require or include being directly involved in the Competing Business.

(d)                                 Executive further expressly covenants and agrees that during the Prohibited Period, Executive shall not, directly or indirectly, encourage, solicit or induce any (i) individual employed by, or individual or entity providing consulting services to, the Company to terminate such employment or services; provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company; (ii) customer, supplier, licensee or other business relation of the Company to cease doing business with or materially reduce the amount of business conducted with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or (iii) assist any other party in the activities described in (i) or (ii).

(e)                                  Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 7.02 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company.  Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Section 7.02 by Executive, and the Company shall be entitled to enforce the provisions of this Section 7.02 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 7.02 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Section 7.02, then the Company shall resume the payments and benefits due under this Agreement and promptly pay to Executive all payments and benefits that had been suspended pending such determination.

(f)                                    Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Section 7.02.  Executive acknowledges that the geographic scope and duration of the covenants contained in this Section 7.02 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Business, (ii) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (iii) the fact that the Business is conducted throughout the Restricted Area and (iv) the amount of confidential information that Executive is receiving in connection with the performance of Executive’s duties hereunder.  It is the desire and intent of the parties that the provisions of this Section 7.02 be enforced to the fullest extent permitted under applicable laws, whether now or hereafter in effect and therefore, to the extent permitted by applicable laws, Executive and the Company hereby waive any provision of applicable law that would render any provision of this Section 7.02 invalid or unenforceable.

(g)                                 The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 7.02 would cause irreparable injury to the Company.  Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction.  Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Such modification shall not affect the payments made to Executive under this Agreement.

Section 7.03.  Nondisclosure of Confidential and Proprietary Information.

(a)                                  Except in connection with the faithful performance of Executive’s duties for the Company or pursuant to Section 7.03(c) or (d), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, (i) use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity, any (A) confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company, whether in tangible or intangible form) or (B) confidential or proprietary information with respect to the Company’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment or

(ii) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and materially affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)                                 Upon the termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents and electronically stored information, in each case, that are confidential or proprietary to the Company, or any other confidential or proprietary documents (including electronically stored information) concerning the Company’s customers, business plans, strategies, products or processes.

(c)                                  Executive may respond to a lawful and valid subpoena or other legal process relating to the business of the Company or the performance of his duties on behalf of the Company but shall (i) give the Company prompt notice thereof, (ii) make available to the Company and its counsel the documents and other information sought that are not subject to a binding confidentiality agreement and (iii) assist such counsel at the Company’s expense in resisting or otherwise responding to such process.

(d)                                 Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena, court order or legal process, (ii) disclosing information and documents to his immediate family members or, for the purpose of securing legal or tax advice, attorney or tax adviser (provided that the persons to whom such disclosures are made shall be informed of their obligation to maintain the strict confidentiality of any information provided to them), (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer or person or entity to whom he may provide consulting services, or (iv) retaining, at any time, his personal correspondence and rolodex or address book and documents related to his own personal benefits, entitlements and obligations.

Section 7.04.  Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the period of his employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

Section 7.05.  Injunctive Relief.  It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 7.03 and 7.04 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 7.03 and 7.04, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

ARTICLE 8

GENERAL

Section 8.01.  Survivorship.  The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

Section 8.02.  Payment Obligations Absolute.  The Company’s obligation to pay Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else.  All amounts payable by the Company shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

Section 8.03.  Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  This Agreement shall also be binding upon and inure to the benefit of Executive and his estate.  If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

Section 8.04.  Severability.  Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.05.  Non-alienation.  Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

Section 8.06.  Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Executive, such notices or communications shall be effectively delivered if hand-delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

Section 8.07.  Controlling Law and Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.  With respect to any claim or dispute related to or arising under this Agreement, Executive and the Company hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Dallas County, Texas.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 8.08.  Release and Delayed Payment Restriction.

(a)                                  As a condition to the receipt of any payment or benefit under Section 5.04(c), Executive shall first execute a release in the form attached hereto as Exhibit A (with such changes therein as the Company may reasonably require to reflect changes in applicable law and the circumstances relating to the termination of Executive’s employment), releasing the Company and certain other persons and entities from certain claims and other liabilities.

(b)                                 The release described in Section 8.08(a) must be effective and irrevocable within 55 days after the date of the termination of Executive’s employment with the Company.  Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of the termination of Executive’s employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of the termination of Executive’s employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.  If this Section 8.08(b) becomes applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date such payment would have been made had this Section 8.08(b) not applied to the actual date of payment, at the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of the termination of Executive’s employment (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount.  Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

Section 8.09.  Unfunded Obligation.  The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company.

Section 8.10.  No Right to Continued Employment.  Executive and the Company recognize and agree that, subject to the terms of this Agreement, (a) the Company may terminate Executive’s employment at any time, for any reason or no reason at all, and (b) Executive may terminate his employment at any time, for any reason or no reason at all.

Section 8.11.  Withholding of Taxes and Other Executive Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement (whether actually or constructively made to Executive or treated as included in Executive’s income under Section 409A of the Code) all federal, state, city, foreign and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

Section 8.12.  Entire Agreement.  This Agreement, including Exhibit A attached hereto, constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any and all prior understandings, agreements or correspondence between the parties.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

Section 8.13.  No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 8.14.  Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE

By:
Name:
Title:

KOSMOS ENERGY, LLC

By:
Name:
Title:

EXHIBIT A

FORM OF RELEASE

For and in consideration of certain payments and other benefits due to [•] (“Executive”) pursuant to the Employment Agreement (the “Employment Agreement”) dated as of [•] between Kosmos Energy, LLC, a Texas limited liability company (the “Company”), and Executive, and for other good and valuable consideration, Executive hereby agrees, for Executive, Executive’s spouse and child or children (if any), and Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company and its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders or other equity owners, administrators, general or limited partners, members, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates or subsidiaries (collectively, with the Company, the “Affiliated Entities”) or Executive’s separation from employment with the Affiliated Entities, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release.  Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act, as amended, the Reconstruction Era Civil Rights Act, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1992, as amended, and any and all state or local laws regarding employment discrimination, the payment of wages and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.  By signing this Release, Executive is bound by it.  Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Release.  This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.  Notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (the “EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and

Ex B-1

agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

Executive has read this Release carefully, acknowledges that he has been given at least [21] [45] days to consider all of its terms and has been and is hereby advised to consult with an attorney and any other advisors of Executive’s choice prior to executing this Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  Executive also understands that Executive has a period of seven days after signing this Release within which to revoke this Release, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Employment Agreement until eight days have passed since Executive’s signing of this Release without Executive’s signature having been revoked, other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.  Finally, Executive expressly represents that he has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under the Employment Agreement or any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Executive’s compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive’s termination and (ii) rights to indemnification Executive may have under (A) applicable law, (B) any other agreement between Executive and a Released Party or (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force.

Ex B-2

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	[Executive]

[Kosmos Energy, LLC]

Date:	By:
Name:
Title:

Ex B-3